EXHIBIT 10.6(d)

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (this “Agreement”) is entered into by and among ManpowerGroup Inc. (the “Company”) and Richard Buchband (“Executive”) (Executive and the Company are collectively referred to herein as the “Parties”).

WHEREAS, Executive has been employed by the Company as its Senior Vice President, General Counsel and Secretary; and

WHEREAS, the Parties have agreed to a transition in connection with Executive’s retirement and the Company’s reallocation of certain duties and responsibilities among its key executives; and

WHEREAS, the Parties desire to set forth the terms and conditions of this transition, Executive’s retirement, Executive’s continued involvement with the Company during a transition period, all as set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, the Parties agree effective as of December 17, 2024 (the “Effective Date”), as follows:

1.
Continued Employment; Transition Period; Duties.
(a)
Executive’s relationship with the Company shall continue and Executive shall serve as the Company’s Senior Vice President, General Counsel and Secretary through December 31, 2024, and will continue to be employed by the Company thereafter through February 28, 2025 in a transition and advisory capacity to assist with the Company’s restructuring of duties and responsibilities and will have the title of Special Advisor (effective as of January 1, 2025).
(b)
At the end of Executive’s period of employment, Executive will retire and cease to have any further duties or additional compensation from the Company except to the extent provided in this Agreement, or as may be provided for under the terms of any Company employee benefit plans in which Executive participated which may, under their terms, provide for payments to be made following termination of employment.
(c)
The termination of Executive’s employment as Special Advisor may be modified from February 28, 2025 to another date as mutually agreed to by the Parties.
2.
Compensation.
(a)
Base Compensation Rate. During the period of Executive’s continued employment with the Company, Executive’s base salary as in effect immediately prior to the Effective Date will continue to be paid to Executive.
(b)
Incentive Compensation. With respect to 2024, Executive shall be entitled to an annual bonus based on the terms and conditions of the Company’s short term incentive compensation program as currently in effect, which bonus will be paid in accordance with the normal procedures for the Company’s annual bonus program, with Strategic KPIs and ESG Goals treated as “meeting expectations,” with payment to be made during 2025 during the first calendar quarter. The estimated amount of Executive’s bonus for 2024 is One Hundred Sixty-Seven Thousand Dollars ($167,000).

(c)
Equity Compensation. An additional award of restricted stock units will be granted to Executive during February of 2025 (the “2025 RSU Award”), for that number of shares having a value as of the date of grant of One Million One Hundred Twenty Thousand Dollars ($1,120,000). The grant of the 2025 RSU Award will only be made if Executive Executes a Release of Claims in substantially the form attached hereto as Exhibit A (the “Initial Release”) and the Initial Release becomes irrevocable prior to the date the 2025 RSU Award is to be made.
(d)
Other Benefits. During Executive’s continued employment with the Company, Executive shall be entitled to participate in the Company’s employee benefit plans and programs consistent with past practice for similarly situated executives in accordance with the terms and conditions set forth in the governing plan documents and Company policies.
(e)
No Additional Compensation. For purposes of clarity and avoidance of doubt, unless otherwise expressly provided for in this Agreement, Executive’s compensation and benefits shall be limited to the compensation and benefits described in this Section 2.
3.
Termination of Employment and Service Relationship with the Company by the Company without Cause.

Because Executive is employed on an “at will” basis, either the Company or Executive may terminate Executive’s employment with the Company at any time and for any or no reason. Notwithstanding the foregoing, however, if the Company terminates Executive’s employment with the Company other than for Cause (as defined in the letter agreement between the Company and Executive dated February 17, 2023), the Company will provide the compensation and benefits described in Section 2, above, and will also provide the Retirement Vesting (as defined below); provided, however, that the Company shall only provide the compensation described in this Section 3 if Executive executes a Final Release (as defined below) during the time period permitted under the terms of the Final Release, and the Final Release becomes irrevocable under its terms.

4.
Termination of Employment or Service due to Death or Disability.

In the event Executive’s employment or service with the Company terminates due to Executive’s death or disability (as defined in the letter agreement between the Company and Executive dated February 17, 2023), the provisions of Section 3 will also apply and will also be subject to a requirement that a Final Release be executed; provided, however, that in the event of Executive’s death, the Final Release must be executed by a party authorized to act on behalf of Executive’s estate.

5.
Retirement Vesting. Following Executive’s termination of employment with the Company on February 28, 2025 (or such other date as may be mutually agreed upon by the Parties), subject to Executive’s execution of a Final Release and the Final Release becoming irrevocable under its terms, the Company shall take all appropriate steps so as to treat all of Executive’s then outstanding equity awards (including, for purposes of clarity and avoidance of doubt, all restricted stock units and performance stock units granted prior to the Effective Date, and the additional restricted stock units granted in February of 2025 pursuant to Section 2(c) of this Agreement, as fully vested, and such vested equity awards will be settled in accordance with the terms of the relevant award agreements and the plan under which such awards were granted.
6.
Final Release of Claims. Certain compensation or benefits provided for under this Agreement require that Executive execute a Final Release and that Final Release become irrevocable under its terms. For purposes of this Agreement, the term “Final Release” means a release of claims Executive or Executive’s representative or estate may have against the Company or an affiliate of the Company in substantially the form attached hereto as Exhibit B.
7.
Termination of Employment for Cause. In the event the Company terminates Executive’s employment or service for Cause, no further compensation shall be provided under this Agreement, and Executive shall only be entitled to compensation that has been earned prior to such termination of employment consistent with applicable law.
8.
Choice of Law and Forum. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to its conflicts of law provisions.
9.
Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, executors, administrators, successors, insurers, and assigns.
10.
Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable or invalid, the other Sections shall remain fully valid and enforceable.
11.
References. The Parties shall work together in good faith to notify interested parties of this Agreement, and the Company agrees to coordinate with Executive so as to make available the CEO or another senior executive of the Company to serve as a reference for Executive as the Company deems appropriate based on the position sought by Executive. Executive will contact Michelle Nettles of the Company (or the then existing global head of People and Culture) to request any such reference.
12.
Entire Agreement. This Agreement sets forth the entire agreement between the Parties relating to the issues expressly addressed herein and supersedes all prior agreements or understandings (written or otherwise) between the Parties, including but not limited to the letter agreement between the Company and Executive dated February 17, 2023. The Parties are not relying on any other agreements or oral representations not fully addressed or incorporated by reference in this Agreement. Any prior agreements between or directly involving Executive and the Company, are superseded by this Agreement,, except that this Agreement shall not in any way affect, modify, or nullify any prior agreement that Executive entered into with the Company regarding confidentiality, trade secrets, inventions, or unfair competition, nor shall this Agreement supersede or modify any provisions of prior agreements between Executive and the Company regarding the resolution of disputes between the Parties or relating to nondisparagement prohibitions. For purposes of clarity and avoidance of doubt, except as expressly set forth in this Agreement, no severance or other post-termination compensation will be provided by the Company to Executive following Executive’s termination of employment. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

13.
Section 409A of the Code. All payments provided for under this Agreement are intended to be either exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or compliant with the requirements of Code Section 409A, and this Agreement shall be interpreted in all respects to the maximum extent possible consistent with this intent. In addition, all payments that are in the form of instalment payments that are subject to Code Section 409A shall be treated as a series of separate payments for these purposes. To the extent required under Code Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Code Section 409A To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
14.
Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
15.
Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together, all of which shall constitute one original document. Original signatures that are transmitted by fax or electronic mail shall be considered original signatures under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

RICHARD BUCHBAND	MANPOWERGROUP INC.
/s/ Richard Buchband___________________	By: _/s/ Jonas Prising____________ Title: Chief Executive Officer______